                                   EXHIBIT 10.33

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       THE SHAREHOLDERS OF SAUNDERS, INC.

                                      AND

                          COMDATA HOLDINGS CORPORATION




                         DATED AS OF NOVEMBER 11, 1993

                                               TABLE OF CONTENTS
                                               -----------------
ARTICLE I -  PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.01.   Transfer of Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II - CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.01.   Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.02.   Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.03.   Adjustment to Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.04.   Agents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE III - CLOSING; OBLIGATIONS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.01.   Closing Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.02.   Obligations of the Parties at the Closing. . . . . . . . . . . . . . . . . . . .   11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES BY SELLERS  . . . . . . . . . . . . . . . . . . . . .   13
         4.01.   Ownership of Shares; Validity and
                          Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.02.   Organization, Good Standing and
                          Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.03.   Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.04.   No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.05.   Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.06.   Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         4.07.   Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         4.08.   Title to Properties; Encumbrances. . . . . . . . . . . . . . . . . . . . . . . .   19
         4.09.   Trademarks, Patents, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.10.   No Undisclosed Liability.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.11.   Absence of Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.12.   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.13.   Compliance with Applicable Law.  . . . . . . . . . . . . . . . . . . . . . . . .   25
         4.14.   Absence of Questionable Payments.  . . . . . . . . . . . . . . . . . . . . . . .   26
         4.15.   Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.16.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.17.   Product and Service Warranties.  . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.18.   Employees and Fringe Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . .   27
         4.19.   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         4.20.   Contracts and Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         4.21.   Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         4.22.   Volume of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         4.23.   Customers and Suppliers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         4.24.   Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         4.25.   No Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         4.26.   Professional Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         4.27    Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         4.28.   Corporate Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         4.29.   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE V - REPRESENTATIONS AND WARRANTIES BY BUYER . . . . . . . . . . . . . . . . . . . . . . .   37
         5.01.   Organization and Good Standing.  . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.02.   Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.03.   Valid and Binding Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.04.   No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.05.   Professional Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.06.   Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         5.07.   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE VI - COVENANTS AND AGREEMENTS OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . 39
         6.01.   Conduct of Business Pending the Closing. . . . . . . . . . . . . . . . . . . . . . 39
         6.02.   Access; Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         6.03.   Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         6.04.   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         6.05.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         6.06.   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         6.07.   Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         6.08.   Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

ARTICLE VII - COVENANTS AND AGREEMENTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         7.01.   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         7.02    Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE VIII - CONDITIONS TO BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . 47
         8.01.   Representations and Warranties True;
                 Obligations Performed. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         8.02.   Operating Results. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.03.   Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.04.   Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.05.   Assets and Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.06.   Opinion of Counsel for Sellers.  . . . . . . . . . . . . . . . . . . . . . . . . . 49
         8.07.   Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         8.08.   Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         8.09.   Maximum Reduction of Purchase Price under
                 Certain Sections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         8.10.   Consent of Senior Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

ARTICLE IX - CONDITIONS TO SELLERS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         9.01.   Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . 53
         9.02.   Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         9.03.   Officer's Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         9.04.   Opinion of Counsel for Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         9.05.   Maximum Reduction of Purchase Price Under
                 Certain Sections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

ARTICLE X - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
         10.01.  Indemnification by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
         10.02.  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
         10.03.  Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
         10.04.  Buyer's Remedy of Offset Against Escrow
                 Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
         10.05   Indemnification in Certain Cases . . . . . . . . . . . . . . . . . . . . . . . . . 58

ARTICLE XI - SURVIVAL OF REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
         11.01.  Survival of Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
         11.02.  Statements as Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . 60
         11.03.  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60

ARTICLE XII - TERMINATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
         12.01.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
         12.02.  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
         12.03.  Specific Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

ARTICLE XIII - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
         13.01.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
         13.02.  Assignability; Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . 64

         13.03.  Entire Agreement; Amendments.  . . . . . . . . . . . . . . . . . . . . . . . . . . 64
         13.04.  Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
         13.05.  Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
         13.06.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
         13.07.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
         13.08.  Birmingham Office Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
         13.09.  Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

EXHIBITS
         A - Escrow Note
         B - Termination Note
         C - SouthTrust Escrow Agreement

                            STOCK PURCHASE AGREEMENT


         This agreement (the "Agreement") is made and entered into this 11th day of November, 1993, by and between Comdata Holdings Corporation, a Delaware corporation having its principal place of business in Brentwood, Tennessee ("Buyer"), and the signatories to the Signature Annex attached hereto (individually, a "Seller" and collectively, "Sellers").
         WHEREAS, Buyer and Saunders, Inc., a Delaware corporation (the "Company"), are each engaged in, and therefore are knowledgeable respecting, the business of furnishing financial and other services to the trucking industry,
         WHEREAS, Sellers will at the Closing (as hereinafter defined) own all of the issued and outstanding shares of the Company, and
         WHEREAS, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding shares of the capital stock of the Company upon and subject to the terms and conditions contained in this Agreement.
         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES
         1.01.   TRANSFER OF SHARES.  Subject to all of the terms and
conditions of this Agreement, at the Closing, Sellers hereby agree to sell, transfer and convey to Buyer, and Buyer agrees to purchase and acquire from Sellers, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges and encumbrances of any kind, 913,250 shares of the common stock, $.10 par value per share, 425,000 shares of the Series A convertible preferred stock, $.01 par value per share, and 1,784,998 shares of the Series B convertible preferred stock, $.01 par value per share, of the Company, which constitute all of the issued and outstanding shares of the capital stock of the Company (the foregoing shares of the Company are hereinafter collectively referred to as the "Shares").

                                  ARTICLE II
                                 CONSIDERATION
         2.01.   PURCHASE PRICE.  Subject to adjustment, if any, as provided in
Section 2.03 of this Agreement, the Purchase Price for the Shares shall be (a) $10,100,000 cash and (b) a $1,000,000 promissory note of Buyer issued and delivered in accordance with Section 2.02(i) hereof (such price, as adjusted pursuant to Section 2.03 of this Agreement, being herein referred to as the "Purchase Price").
         2.02. PAYMENT OF PURCHASE PRICE. (a) At the Closing and based upon written instructions from the Agents (as defined below) received by Buyer at least two business days prior to Closing, the Buyer shall pay the cash portion of the Purchase Price to the Sellers as follows: (i) the Buyer shall make wire transfers to the holders of all outstanding debt of the Company, issued pursuant to written loan agreements or promissory notes, in the then outstanding principal amount of such debt (as confirmed in writing by the holders thereof) plus accrued interest; (ii) the Buyer shall deliver checks in amounts and for the accounts of those persons designated by the Company to pay officer severance or other costs, which checks shall be delivered to the Agents for distribution to the appropriate officers; (iii) the Buyer, acting upon instructions of the Agents, shall make such payments to such other creditors of the Company and shall satisfy such other obligations of the Company as shall be necessary to cause the Net Assets of the Company (as defined below) as of midnight on the last day preceding the Closing Date (as defined below), after giving effect to the payments described in (i), (ii) and (iii) of this Section 2.02(a), to be $125,000; and (iv) the Buyer shall make a final wire transfer to an account designated by the Agents in an amount equal to the balance of the cash portion of the Purchase Price. The Net Assets of the Company shall be determined on the basis of the balance sheet of the Company on the last day of the month immediately preceding the Closing Date, subject to adjustment in the manner set forth in Section 2.02(b) below.
                 (b) Upon receipt of their wire transfer described in Section 2.02(a)(iv) above, the Agents shall then immediately: (i) withhold from the cash portion of the Purchase Price amounts for the payments of fees and expenses pursuant to Section 2.04(a) of this Agreement plus $300,000 (such $300,000 being hereinafter referred to as the "Closing Balance Sheet Escrow"); and (ii) deliver to each Seller the balance of that Seller's portion of the cash portion of the Purchase Price. The Agents shall hold the Closing Balance Sheet Escrow pending a determination of the Final Closing Balance Sheet of the Company (as defined below).
                 (c) Pursuant to the preparation of the Closing Balance Sheet (as discussed in Section 2.02(e)), the Agents shall immediately on signing of the Agreement engage Deloitte & Touche

("Deloitte") to prepare an audit of the Current Assets and Current Liabilities of the Company as of 12:00 midnight on the last day preceding the Closing Date, prepared in accordance with generally accepted accounting principles, on a basis consistent with past practices and after giving effect to payments made pursuant to Section 2.02(a)(i), 2.02(a)(ii), and 2.02(a)(iii) above (the "Current Account Audit"). Sellers and Buyer shall each pay 50% of the fees and expenses of Deloitte relative to preparation of such Current Account Audit.
                 (d) Following the Closing, Mr. Boyd E. Jordan and the existing accounting personnel of the Company who are presently responsible for administering the current records of the Company shall be made available to Deloitte for purposes of assisting Deloitte in preparing the Closing Balance Sheet and Final Closing Balance Sheet of the Company (as defined below).
                 (e) Within 60 days of the Closing Date, Deloitte shall compile and deliver to the Buyer and the Agents a Closing Balance Sheet of the Company (the "Closing Balance Sheet") as of 12:00 midnight on the last day preceding the Closing Date, which balance sheet shall give effect to the payments of the liabilities of the Company made pursuant to Section 2.02(a)(i), 2.02(a)(ii) and 2.02(a)(iii) above, and shall be prepared in accordance with generally accepted accounting principles on a basis consistent with past practices, as long as past practices are consistent with generally accepted accounting principles. Sellers and Buyer shall each pay 50% of the expenses of Deloitte relative to the compilation of the Closing Balance Sheet.

                 (f) Within five days following the delivery of the Closing Balance Sheet of the Company pursuant to Section 2.02(e) above and subject to the provisions of Section 2.03(e), the Buyer and the Agents may object to any of the information contained in the Closing Balance Sheet of the Company. Any such objection shall be made in writing and shall state the Buyer's or the Agents' basis for such objection. The Buyer and the Agents shall undertake to reach an agreement as to any matter as to which the Buyer or the Agents have objected. In the event of a dispute or disagreement relating to the balance sheet or the schedules which the Buyer and the Agents are unable to resolve, all such disputes or disagreements shall be resolved by the Arbitrator pursuant to Section 2.03(b) of this Agreement.
                 (g) Following resolution of all disputes, disagreements and objections respecting the Closing Balance Sheet of the Company, Deloitte shall prepare and deliver to Buyer and the Agents a balance sheet of the Company as of 12:00 midnight on the last day preceding the Closing Date, giving effect to the resolution of such disputes, disagreements and objections (the "Final Closing Balance Sheet of the Company").
                 (h) Once the Final Closing Balance Sheet of the Company has been prepared in the manner described above and if the Net Assets of the Company equal or exceed $125,000, the Sellers' Agents shall deliver to each Seller that Seller's portion of the Closing Balance Sheet Escrow; in the event the Net Assets of the Company, as shown on the Closing Balance Sheet, are less than $125,000, the Sellers' Agents shall pay such portion of the Closing Balance Sheet Escrow as shall be necessary to cause the Net Assets to equal

$125,000, (and the remaining shortfall, if any, shall be offset against the Escrow Note) and the balance, if any, shall be paid to the Sellers in accordance with each Seller's share. In the event the Net Assets of the Company, as shown on the Closing Balance Sheet, exceed $125,000, an amount equal to such excess shall be paid by Buyer to Sellers' Agents for immediate distribution to Sellers.
                 (i) The Buyer shall pay the non-cash portion of the Purchase Price to the Sellers by delivering to the Agents Buyer's promissory note, which note shall be substantially in the form attached hereto as Exhibit A and shall be in the principal amount contemplated by Sections 2.01(b) and 2.03(d) hereof (the "Escrow Note").
         2.03.   ADJUSTMENT TO PURCHASE PRICE.
                 (a) NOTIFICATION AND RESOLUTION OF EXCEPTIONS. Following execution of this Agreement and except as provided in Section 2.03(e) hereof, Buyer shall notify Sellers' Agents in writing if Buyer, in the reasonable and good faith exercise of its judgment, determines that the Sellers are not in full compliance with Sellers' obligations under the Agreement (the "Exceptions"), and Buyer shall include in such written notice a good faith estimate of Buyers' calculation of the dollar amount of the Exceptions. Such written notice shall be delivered to the Agents by Buyer as soon as possible after Buyer has reached a determination as to any Exception. After receipt of Buyer's written notice, Buyer and the Agents shall promptly meet to discuss the Exceptions, and shall cooperate in good faith in trying to reach agreement on the dollar amount of such Exceptions which agreement, if reached, shall be set forth in a writing executed by Buyer and the Agents; provided, however, that as of the Closing Date, Buyer and the Agents either shall have reached an agreement as to the dollar amount of the Exceptions and shall have set forth such agreement in a writing executed by Buyer and the Agents or Buyer and the Agents shall have specified in a writing executed by each of them the Exceptions as to which no agreement can be reached. If the Agents determine that they cannot agree with Buyer on the Exceptions, then the matter shall be submitted to arbitration as set forth below.
                 (b) ARBITRATION. All claims, disputes and other matters in question arising out of, or relating to, this Agreement, including, without limitation, claims, disputes and other matters arising under Section 2.03(c) of this Agreement, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Buyer and Sellers have agreed upon the selection of KPMG Peat Marwick (and if for any reason Peat Marwick cannot serve or chooses not to serve, then the parties have agreed upon Price Waterhouse) (the "Arbitrator"), who shall individually constitute the arbitration panel. The place of arbitration shall be Birmingham, Alabama. In addition to any discovery that the parties to any arbitration proceeding may, from time to time, agree upon, each such party shall provide to the other the rights of: (i) production of documents and materials, and entry upon land for inspection and other purposes accorded by Rule 34 of the Federal Rules of Civil Procedure, and (ii) requests for admission accorded by Rule 36 of the Federal Rules of Civil Procedure.

                 The award rendered by the Arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The fees and expenses of the Arbitrator shall be shared equally by the Buyer and the Sellers.
                 (c) DETERMINATION PRIOR TO CLOSING. Subject to Articles VIII and IX hereof, if, (i) Buyer and Sellers' Agents have agreed upon the dollar amount of the Exceptions prior to Closing, or (ii) the Arbitrator has reached a final decision as to the dollar amount of the Exceptions prior to Closing, then an amount equal to such dollar amount of the Exceptions shall be reduced from the cash portion of the Purchase Price.
                 (d) NO DETERMINATION PRIOR TO CLOSING. If Buyer claims that Exceptions exist as of the Closing, but, prior to Closing, the parties are unable to agree as to the dollar amount of such Exceptions and the Arbitrator has not reached a final decision as to the dollar amount of such Exceptions, then, provided that the dollar amount of such claimed Exceptions by Buyer is greater than $500,000, but less than $2,000,000, and provided, further, that the Arbitrator has determined that all or some portion of such claimed Exceptions, although not capable of being determined finally prior to Closing, are sufficiently meritorious to warrant consideration by the Arbitrator after the Closing (the "Post-Closing Exceptions"), the parties shall adjust the Purchase Price so that the principal amount of the Escrow Note equals the sum of (i) the dollar amount of the Post-Closing Exceptions, and (ii) $500,000, but in no event shall the principal amount of the Escrow Note exceed $2,000,000. The cash portion of the Purchase Price will be decreased by an amount equal to the increase in the Escrow Note.
                 (e) WAIVER OF CERTAIN PRICE ADJUSTMENTS. Buyer agrees that it will not raise any Exceptions (other than the Company's clear title and environmental claims) with respect to (i) the Company's furniture, fixtures and equipment, (ii) equipment under capitalized leases (other than claims relating to compliance with lease terms), (iii) real property, and (iv) all goodwill, trademarks, and other assets not classified as current assets on any of the Company's audited or unaudited balance sheets. In addition, Buyer agrees that it will not raise any Exceptions relating to the income statement items set forth on Schedule 2.03(e). Buyer's waiver of its right to raise the aforementioned Exceptions applies to both pre-closing and post-closing price adjustments.
         2.04.   AGENTS.
                 (a) Each Seller hereby irrevocably constitutes and appoints Harris Saunders, Jr. and John Y. Williams, and each of them, as, and the Agents hereby accept such appointment as, their agents and attorneys in fact, with full power of substitution and revocation, to do any and all things, and execute any and all documents on his behalf which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including, but not limited to: (i) amendments to this Agreement, provided that no amendment shall materially adversely affect the rights of the Sellers or materially increase the obligations of the Sellers; (ii) extensions of the Closing Date, provided that the Closing Date shall, in no event, be after December 31, 1993; (iii) waivers of the satisfaction of any of the conditions set forth in Article IX of this Agreement; (iv) execution of documents (including the Escrow Agreement, as defined in Section 12.02(b) of this Agreement) and certificates, pursuant to this Agreement; (v) adjust the Purchase Price pursuant to Section 2.03 of this Agreement and set-off against the Escrow Note; (vi) receipt of payments under, or pursuant to, this Agreement and the Escrow Note and disbursements thereof to the Sellers and others, as contemplated by this Agreement; (vii) receipt and forwarding of notices and communications, pursuant to this Agreement and the Escrow Note, and (viii) payment of fees and expenses in connection with this Agreement and the withholding of expenses from the Purchase Price.
                 (b) Buyer shall be fully protected in dealing with the Agents under this Agreement and the Escrow Note, and may rely upon the authority of the Agents to act as the agents of the Sellers. Any payment by the Buyer to the Agents under this Agreement shall be considered a payment by the Buyer to the Sellers. The appointment of the Agents is coupled with an interest, and shall be irrevocable by any Seller, in any manner or for any reason. This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to Section 34-6-103 of the Tennessee Code Annotated, or any similar statute of Tennessee or any other state that may be applicable.
                 (c) If at any time one or both of the Agents resigns, dies, or becomes incapable of acting, a majority of the Sellers shall choose a person who is a Seller, or an officer or director of a Seller, to act as Agent under this Agreement.

                                  ARTICLE III
                      CLOSING; OBLIGATIONS OF THE PARTIES
         3.01. CLOSING DATE. The closing (the "Closing") shall take place at 10:00 a.m., local time, on Tuesday, November 23, 1993 at the offices of Stokes & Bartholomew, P.A., Nashville, Tennessee, or at such other time and place as the parties hereto mutually agree (the "Closing Date"). The Closing shall be effective as of Midnight on the day preceding the Closing.
         3.02.   OBLIGATIONS OF THE PARTIES AT THE CLOSING.
                 (a)      At the Closing, Buyer shall deliver to the Agents:
                          (i)   the consideration as specified in Section 2.01;
                          (ii)  a copy of resolutions of the Board of Directors
of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;
                          (iii)  a certificate of Buyer certifying as to the
accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with, by Buyer at or before the Closing;
                          (iv)  the opinion of Stokes & Bartholomew, P.A.,
legal counsel for Buyer, the terms of which are substantially as set forth in
Section 9.04; and
                          (v)   Such other certificates and documents as
Sellers or their counsel may reasonably request.
                 (b)      At the Closing, Sellers will deliver to Buyer:

                          (i)     Stock certificates for the Shares (as well as
stock certificates for the shares of Cash Control Corporation), free and clear of all liens, claims, charges, restrictions, security interests, proxies, pledges, equities or encumbrances of any kind, which certificates shall be duly endorsed to Buyer or accompanied by duly executed stock powers in form satisfactory to Buyer, and to which all required transfer tax stamps shall be affixed;
                          (ii)    A certificate of each of the Sellers
certifying as to the accuracy of Sellers' representations and warranties at and as of the Closing and that they have performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of them at or before the Closing;
                          (iii)  Resignations of the officers and board of
directors of the Company and Cash Control Corporation, effective as of the Closing Date;
                          (iv)    The opinion of legal counsel for the Sellers,
the terms of which are substantially as set forth in Section 8.06;
                          (v)     Such written evidence of release from the
Company's creditors (including without limitation releases from Timothy L. Brooks and Anne B. Griffith) and officers who receive payments at the Closing under Sections 2.02(a)(i) or (ii) as Buyer shall reasonably require, including, in the case of creditors, releases and termination statements in recordable form;
                          (vi)    Written evidence of the release of the
mortgage on the Company's Newberry, South Carolina real estate as well as termination statements for all other financing statements for indebtedness of the Company which is no longer outstanding (e.g., N. V. DeHooge financing statements); and
                        (vii)  Good standing certificates from the
jurisdictions listed on Schedules 4.02 and 4.03;
                        (viii) Such other certificates and documents as Buyer or its counsel may reasonably request.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES BY SELLERS
         Sellers, jointly and severally, except as otherwise hereafter expressly limited, hereby represent and warrant as follows:

        4.01.    OWNERSHIP OF SHARES; VALIDITY AND ENFORCEABILITY.
Each Seller severally, but not jointly, represents and warrants that
(i) except as set forth on Schedule 4.01, such Seller is the record and beneficial owner of the number of Shares set forth beside his name on
Schedule 4.01 attached hereto, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind; (ii) except as set forth on Schedule 4.01, such Seller has the full right, power, authority and capacity to sell and transfer the respective Shares owned by such Seller; (iii) by virtue of the transfer of the Shares to Buyer at the Closing, Buyer will obtain full title to such shares, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, or encumbrances of any kind. Except as set forth on Schedule 4.01, to the best knowledge of each Seller, without inquiry, each other Seller is the record and beneficial owner of the number of Shares set forth beside each such other Seller's name on Schedule 4.01, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, or encumbrances of any kind, and each other Seller has full right, power, authority, and capacity to sell and transfer the respective Shares owned by such Seller. This Agreement constitutes a legal, valid and binding agreement of each of the Sellers, enforceable in accordance with its terms. As of the Closing Date and upon receipt of the Purchase Price, each Seller represents that he or it has no claims of any kind (whether absolute, accrued, contingent or otherwise) against the Company.
         4.02. ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses, and other authorizations to own, lease, or operate its assets and properties as now owned, leased, and operated and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each state wherein the properties owned or leased or the business transacted by the Company makes such licensing or qualification to do business as a foreign corporation necessary, except where the failure to qualify would not have a material adverse effect on the Company, and no other jurisdiction has demanded, requested, or otherwise indicated that (or inquired whether) the Company is required so to qualify. Schedule 4.02 hereto is a complete list of the states in which the Company or any Subsidiary is qualified to do business.

         4.03. SUBSIDIARIES. Schedule 4.03 hereto is a complete list of each corporation, partnership, joint venture, or other business organization (the "Subsidiary" or, with respect to all such organizations, the "Subsidiaries") in which the Company or any Subsidiary owns, directly or indirectly, any capital stock or other equity interest, or with respect to which the Company or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by the Company. Each Subsidiary which is a corporation is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 4.03, which are the only jurisdictions where the failure to qualify would have a material adverse effect on the Subsidiary and no other jurisdiction has demanded, requested, or otherwise indicated that (or inquired whether) it is required so to qualify. Each Subsidiary has the power and authority and possesses all governmental and other permits, licenses, and other authorizations to own or lease its properties and carry on its business as now conducted. The outstanding capital stock of each Subsidiary which is a corporation is validly issued, fully paid, and nonassessable. The Company and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on Schedule 4.03 and except as set forth on such schedule, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, or encumbrances of any kind. Except where otherwise indicated herein or unless the context otherwise requires, any reference to the Company herein shall include the Company and all of its wholly owned Subsidiaries.
         4.04. NO VIOLATION. Except as set forth in Schedule 4.04 hereto, the execution and delivery of this Agreement by each of the Sellers does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which the Company or each such Seller is a party or by which any of the Company's or each such Seller's assets or properties are bound; (b) violate any provision of the Certificate of Incorporation or Bylaws of the Company; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any Seller; or (d) violate any other contractual or legal obligation or restriction to which the Company or each such Seller is subject.
         4.05. CAPITALIZATION. The authorized capital stock of the Company consists solely of 9,000,000 shares of which 4,000,000 shares, $.01 par value per share, are Preferred Stock and of which 5,000,000 shares, $.10 par value per share, are Common Stock. With respect to the authorized Preferred Stock of the Company, 425,000 shares have been designated as Series A Convertible Preferred Stock, $.01 par value per share, and 3,000,000 shares have been designated as Series B Convertible Preferred Stock, $.01 par value per share. The issued and outstanding capital stock of the Company (the "Shares"), all of which are owned by the Sellers, consists solely of 913,250 shares of Common Stock, 425,000 shares of Series A Convertible Preferred Stock and 1,784,998 shares of Series B Convertible Preferred stock. Except as set forth on Schedule 4.01, all of the Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and will be transferred to Buyer. Except for the Shares and the warrants and options set forth in Schedule 4.01, there are no shares of capital stock or other equity securities of the Company issued or outstanding. As of the date of the Closing, there will be no outstanding options, warrants or rights to purchase or acquire from the Company or any of the Sellers any securities of the Company, and as of the date of Closing, there will be no contracts, commitments, agreements, understandings, arrangements or restrictions as to which the Company or any Seller is a party or by which any of them is bound relating to any shares of capital stock or other securities of the Company (including the Shares), whether or not outstanding, except as set forth in Schedule 4.01. The transfer of the Shares contemplated by this Agreement does not and will not violate the preemptive rights of any Seller or any other party.
         4.06. FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) consolidated balance sheets of the Company as at December 31, in each of the years 1990 through 1992, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for each of the fiscal years then ended, including the notes thereto, together with the report thereon of Deloitte & Touche, independent certified public accountants, (the "Audited Financial Statements"), and (b) an unaudited consolidated balance sheet of the Company as at September 30, 1993 (the "Unaudited Balance Sheet") and the related unaudited consolidated statements of income, changes in shareholders' equity, and changes in financial position for the nine months then ended, including the notes thereto, (the "Unaudited Financial Statements") (the Audited Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the "Financial Statements"). The Financial Statements fairly present the consolidated assets, liabilities, financial condition, and results of operations of the Company as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which, if presented, would not differ materially from those included in the Balance Sheet); the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.
         4.07. ASSETS. Schedule 4.07 hereto contains an accurate and complete description of all material fixed and other tangible assets owned, leased, or used by the Company, including, without limitation, improvements to leased property and real property (including the approximate acreage of each parcel of such property, the location thereof, the nature of any improvements thereon, the identity of the record owner and lessee, if any, and a summary of encumbrances thereon), plants and structures located thereon, equipment located therein, vehicles and all personal property relating to the Company and its business and properties. All such plants, structures, machinery and equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are now employed. All such plants, structures, machinery and equipment conform in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances; and neither the Company nor the Sellers have received any notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its plants, structures, properties or operations. None of such real property is currently the subject of any eminent domain, condemnation, or similar proceeding and to the best of the Company's knowledge, no such proceeding is threatened. The Company is now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to Seller's knowledge, threatened proceedings which might interfere with Buyer's quiet enjoyment of such real property.
         4.08. TITLE TO PROPERTIES; ENCUMBRANCES. The Company has good, valid, and marketable title to all properties and assets it purports to own, real, personal and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Financial Statements (except for inventory sold since the date thereof in the ordinary course of business and consistent with past practice). Except as set forth on Schedule
4.08 hereto, none of such properties and assets reflected in the Financial Statements (whether reflected individually or in the aggregate) (or any other properties or assets used in the business of the Company) are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, or charge of any kind, except (a) liens shown on the Financial Statements as securing specified liabilities (with respect to which no default exists), (b) liens for current taxes not yet due, and (c) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto, and do not impair the use of the property subject thereto or impair the operations of the Company.
         4.09. TRADEMARKS, PATENTS, ETC. Schedule 4.09 is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, formulas and applications therefor owned by the Company or used or required by the Company in the operation of the Company's business, title to each of which is, except as set forth in Schedule
4.09 hereto, held by the Company free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that the Company's operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark, or copyright of others with respect to any apparatus or method of the Company or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and the Company is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person.

         4.10.   NO UNDISCLOSED LIABILITY.  Except as set forth in Schedule
4.10 and as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements or disclosed in the notes thereto, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto), except for those liabilities incurred after the date of such Financial Statements in the ordinary course of the Company's business. The reserves reflected in the Financial Statements are as of such date adequate, appropriate and reasonable in accordance with generally accepted accounting principles applied on a consistent basis. Furthermore, except as set forth on Schedule 4.10 and for those liabilities incurred after the date of such Financial Statements in the ordinary course of the Company's business, Sellers do not know or have reason to know of any basis for the assertion against the Company of any such liability or obligation of any nature not fully reflected or reserved against in the Financial Statements.
         4.11. ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 4.11 hereto, since September 30, 1993, the Company has not:
                 (a) suffered any adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any material casualty loss (whether or not insured);

                 (b) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business;
                 (c) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;
                 (d) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities (i) which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice, (ii) which were incurred and paid, discharged or satisfied since December 31, 1992 in the ordinary course of business and consistent with past practice, or (iii) which are permitted to be paid or discharged by this Agreement.
                 (e) written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the twelve (12) months ended December 31, 1992;
                 (f) cancelled any other debts or claims, or waived any rights, of substantial value;

                 (g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;
                 (h) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of the Company to use any patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how;
                 (i) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or adopted any such plan or other arrangements, except as otherwise disclosed to Buyer in writing; and no such increase, or the adoption of any such plan or arrangement, is planned or required, except as otherwise disclosed to Buyer in writing;
                 (j) made any capital expenditures or commitments in excess of $50,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets, other than as previously planned by the Company in its fiscal year 1993 capital budget, a copy of which has been furnished to Buyer;
                 (k) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities except the Company does intend to cancel certain warrants and options to purchase equity securities of the Company prior to the Closing;
          (l) made any change in any method of accounting or accounting practice;
          (m) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the Sellers or the officers or directors of the Company, any affiliates or associates of any Seller or the Company or any of their respective officers or directors, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of the Company at rates not exceeding the rates of compensation in effect at September 30, 1993 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $1,000 at any one time outstanding;
          (n) agreed, whether,in writing or otherwise, to take any action described in this Section 4.11.
         4.12. TAX MATTERS. The Company has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state or local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls); and true and correct copies of all tax reports and returns relating to such taxes and other charges for the period since January 1, 1988 have been heretofore delivered to Buyer. The reserves for taxes contained in the Financial Statements and carried on the books of the Company are adequate to cover all tax liabilities as of the date of this Agreement. The Company has net operating losses for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), in excess of $7,000,000. Since December 31, 1992, the Company has not incurred any tax liabilities other than in the ordinary course of business; there are no tax liens (other than liens for current taxes not yet due) upon any properties or assets of the company (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, taxes or assessments against the Company, and there is no basis for any such question or claim. Except as shown on
Schedule 4.12 hereto, the Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes.
         4.13. COMPLIANCE WITH APPLICABLE LAW. The Company has in the past duly complied and is presently duly complying, in the conduct of its business and the ownership of its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"). Neither the Company nor any of the Sellers has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of the Company. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Sections 4.02, 4.03, 4.04, 4.07, 4.10, 4.12, 4.13, 4.15, 4.17 and 4.29 of this Agreement, the Sellers do not make any warranty or representation with respect to any "sale of checks" acts.
         4.14. ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any of its directors, officers, employees or affiliates has at any time used funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback.
         4.15. LITIGATION. Except as set forth in Schedule 4.15, there are no claims, actions, suits, proceedings or investigations pending or to Sellers' knowledge threatened by or against, or otherwise affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. Sellers do not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 4.15, could, if adversely decided, have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business of the Company.
         4.16. INSURANCE. Schedule 4.16 hereto sets forth a complete and accurate list and brief description (including policy numbers, deductibles, carriers and effective and termination dates) of all policies of fire, liability, workmen's compensation, health, title and other forms of insurance presently in effect with respect to the Company. All such policies are valid, outstanding and enforceable policies; and will remain in full force and effect at least through the respective dates set forth in Schedule 4.16 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Schedule 4.16 discloses the policies identified on Schedule 4.16 which provide for retrospective premium adjustment. Schedule 4.16 identifies all risks which the Company has designated as being self-insured and the amount of reserve set aside by the Company to cover such risk.
         4.17.   PRODUCT AND SERVICE WARRANTIES.  Except as described on
Schedule 4.17, the Company has not given or made any warranties to third parties with respect to any products supplied or services performed by it which may still be in effect at any time after the date hereof, except for warranties imposed by law. Except as described on Schedule 4.17, there have been no claims or investigations made with respect to any product or service warranties which have not been fully settled and resolved or any unresolved warranty claims which have not been adequately reserved against on the Financial Statements. Sellers do not know or have any reason to know of any basis for any other such claim or investigation.
         4.18.   EMPLOYEES AND FRINGE BENEFIT PLANS.
                 (a) Schedule 4.18 sets forth the names, ages and titles of all members of the Board of Directors and officers of the

Company and all employees of the Company earning in excess of $50,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such member of the Board of Directors, officer and employee of the Company as of the most recent practicable date.
                 (b) Schedule 4.18 hereto contains a list of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, and each other agreement or fringe benefit plan, arrangement or practice, of the Company, whether formal or informal, whether legally binding or not, and whether affecting one or more of its employees. Copies of each such agreement or plan have heretofore been delivered to Buyer. The Company does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such agreement, plan, arrangement or practice; (ii) to modify or change any such agreement, plan, arrangement or practice; or (iii) to maintain for any period of time any such agreement, plan, arrangement or practice, except as accurately and completely described in Schedule 4.18.
Copies of policies heretofore delivered to Buyer contain an accurate and complete description of the funding policies (and commitments, if any) of the Company with respect to each such existing plan, arrangement or practice.
                 (c) Except as disclosed in Schedule 4.18, (i) each employer who is participating (or has participated) in each plan (the "Sponsors") are in compliance with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including without limitation the

Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) each plan and its related trust, if any, are qualified under Code Section 401(a) and Code Section 501(a) and has been determined by the IRS to qualify, and nothing has since occurred to cause the loss of the plan's qualification; (iii) all contributions for all periods ending prior to Closing (including periods from the first day of the current plan year to Closing) will be made prior to the Closing by the Company in accordance with past practice and the recommended contribution in the applicable actuarial report; (iv) all insurance premiums (including premiums to the Pension Benefit Guaranty Corporation (the "PBGC")) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to each plan for policy years or other applicable policy periods ending on or before Closing; (v) that no accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 has been incurred with respect to any plan, whether or not waived; (vi) neither the Sponsors nor any of their directors, officers, employees or any other fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the plan;
(vii) no plan subject to Tile IV of ERISA has been completely or partially terminated; (viii) the PBGC has not instituted or threatened a proceeding to terminate any plan pursuant to Subtitle 1 of Title IV of ERISA; (ii) that there is no pending or threatened legal action, proceeding or investigation against or involving any plan and there is no basis for any legal action, proceeding or investigation; (x) the Company does not have any liability for the termination of any single employer plan under ERISA
Section 4062 or any multiple employer plan under ERISA Section 4063; (xi) the Company has not incurred, nor expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer), which has not been satisfied, to any multiemployer plan (as defined in ERISA Section 3(37) of ERISA 4001(a)(3)) in connection with any complete or partial withdrawal from such plan occurring on or before the Closing; (xii) the Company has no unfunded past service liability in respect of any of its employee benefit plans; (xiii) the actuarially computed value of vested benefits under any employee benefit plan of the Company does not exceed the fair market value of the fund assets relating to such plan; (xiv) neither the Company nor any plan nor any trustee, administrator, fiduciary or sponsor of any plan has engaged in any prohibited transactions as defined in the ERISA, or the Code; (xv) all filings and reports as to such plans required to have been made on or prior to the Closing Date to the Internal Revenue Service, the United States Department of Labor or other governmental agencies have been or will be made on or prior to the Closing Date; (xvi) there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such plans; (xvii) such plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and (xviii) there has been no "Reportable

Event" as defined in Section 4043 of ERISA with respect to any Employee Benefit Plan subject to Subtitle B of Title IV of ERISA that has not been waived by the Pension Benefit Guaranty Corporation.
                 (d) The Company has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws and employee safety laws.
                 (e) Except as set forth on Schedule 4.18 hereto, the Company is not a party to any contract or agreement or requirement of law which would require Buyer to hire, or subject Buyer to liability if it terminated or did not hire, any employee of the Company or which would require Buyer to pay or provide, or subject Buyer to liability if it did not pay or provide, any employee benefits to any employee of the Company for periods prior to or after the Closing Date (including any and all employee benefits and any compensatory, over-time, vacation, sick or holiday pay).
         4.19.   ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 4.19:
                 (a) All federal, state and local permits, licenses and authorizations required for the use and operation of the real property owned, leased or used by the Company have been obtained and are presently in effect.
                 (b) None of such real property has been used by the Company or to the knowledge of the Sellers, by any other person at any time to handle, treat, store or dispose of any hazardous or toxic waste or substance, nor is any of the real property, including all soils, ground waters and service waters located on, in or under such real property, contaminated with pollutants or other substances, which contamination may give rise to a clean-up obligation under any federal, state or local law, rule, regulation or ordinance.
                 (c) There are no outstanding violations or any consent decrees entered against the Company regarding environmental and land use matters, including, but not limited to, matters affecting the emission of air pollutants, the discharge of water pollutants, the management of hazardous or toxic substances or wastes or noise.
                 (d) There are no claimed, or to the knowledge of Sellers, threatened or alleged violations with respect to any federal, state or local environmental law, rule, regulation, ordinance, permit, license, or authorization and there are no present discussions with any federal, state or local governmental agency concerning any alleged violation of environmental laws, rules, regulations, ordinances, permits, licenses or authorizations.
                 (e) All operations conducted by the Company on such real property have been and are, in all material respects, in compliance with all federal, state and local statutes, rules, regulations, ordinances, permits, licenses and authorizations relating to environmental compliance and control.
                 (f) There are no pending, or to Sellers knowledge, no threatened, lawsuits or administrative proceedings against the Company that may affect the Company regarding environmental compliance, control or liability.

         4.20.   CONTRACTS AND COMMITMENTS.  Except as set forth in Schedule
4.20 hereto:
                 (a) The Company does not have any contracts, commitments, arrangements or understandings which may involve the expenditure by the Company after September 30, 1993 of more than $50,000 for any individual contract, commitment, arrangement or understanding or which was not entered into in the ordinary course of business. Except as contemplated by this Agreement, the legal enforceability after the Closing of the rights of the Company under any of its contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
                 (b) The Company has no sales or purchase commitments which are in excess of the normal, ordinary and usual capacity or requirements of its business or which are not terminable on 30 days' notice.
                 (c) Except as described in Schedule 4.18, the Company is not a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company on notice of not longer than 30 days and without liability, penalty or premium, (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or (iii) any agreements that contain any severance or termination pay, liabilities or obligations.
                 (d) The Company is not a party to any licensing agreement, either as licensor or licensee.

                 (e) The Company is not restricted or purported to be restricted by agreement or otherwise from carrying on its business anywhere in the world.
         4.21. ACCOUNTS RECEIVABLE. Except for the Joseph H. Pulliam note, all accounts and notes receivable of the Company, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business; none of such receivables is subject to any counterclaim or set-off other than normal sales adjustments or allowances consistent with past practice; and all such receivables are current and collectible in accordance with their respective terms, net of any reserve reflected in the Financial Statements.
         4.22. VOLUME OF BUSINESS. The aggregate of all accepted and unfilled orders for the sale of the Company's services entered into by the Company does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships.
         4.23. CUSTOMERS AND SUPPLIERS. Schedule 4.23 hereto contains an accurate and complete list of the names and addresses of the 10 largest customers to whom the Company has sold or leased products or services during the past two fiscal years and the 5 largest suppliers from whom the Company has purchased supplies during the past two fiscal years. Neither the Sellers nor the Company has received any indication from any customer or supplier whose name appears on such list (or otherwise has any reason to believe) that such customer or supplier will not continue as a customer or supplier of Buyer after the Closing. No customer, or group of related customers, accounted for more than 10% of the Company's revenues for the year ended December 31, 1992.
         4.24. LABOR MATTERS. There are no collective bargaining agreements in effect between the Company and labor unions or organizations representing any of the Company's employees. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Except as and to the extent set forth in Schedule 4.24, (i) the Company is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Company pending or, to the knowledge of the Sellers, threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of the Sellers, threatened against or involving the Company; (iv) no question concerning representation has been raised or, to the knowledge of Sellers, is threatened respecting the employees of the Company; (v) no grievance or arbitration proceeding is pending and, to the knowledge of Sellers, no claim therefor exists; (vi) no private agreement restricts the Company from relocating, closing or terminating any of its operations or facilities; and (vii) the Company has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.
         4.25. NO BREACH. Except as set forth on Schedule 4.25, each agreement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement or in any Schedule hereto under which the Company has any right, interest or obligation is in full force and effect; to the knowledge of the Sellers, there have been no threatened cancellations thereof nor outstanding disputes thereunder; and the Company has not breached any provision of, nor does there exist any default in any material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.
         4.26. PROFESSIONAL FEES. Neither the Company nor any of the Sellers has done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Sellers do not know of any claim by anyone for such a fee, commission, expense or charge.
         4.27. CONSENTS AND APPROVALS. Sellers and the Company will have obtained on or before the Closing all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Sellers.
         4.28. CORPORATE RECORDS. Sellers have delivered or provided to Buyer for its review, or will do so promptly after the execution of this Agreement, true, complete and correct copies of the following items, as amended and presently in effect, for the

Company and each Subsidiary: (a) Articles of Incorporation, (b) Bylaws, (c) minute books, and (d) stock registration books (all hereinafter referred to as the "Corporate Records"). The minute books contain a record of all shareholder, director and executive committee meetings and actions taken without a meeting from the date of the Company's incorporation to the date hereof or, in the case of the Subsidiary, from the date of the Company's purchase thereof. The stock registration books are complete and accurate and contain a complete record of all transactions in the Company's capital stock from the date of its incorporation to the date hereof or, in the case of the Subsidiary, from the date of the Company's purchase thereof.
         4.29. FULL DISCLOSURE. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Sellers to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. No Seller has withheld from Buyer disclosure of any event, condition or fact which such Seller knows, or has reasonable grounds to know, may materially adversely affect the Company's assets, prospects or condition (financial or otherwise).

                                  ARTICLE V
                    REPRESENTATIONS AND WARRANTIES BY BUYER
Buyer hereby represents and warrants to Sellers as follows:
         5.01. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.
         5.02. AUTHORIZATION. The Board of Directors of Buyer has taken all action required by law, its Certificate of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.
         5.03. VALID AND BINDING AGREEMENT. This Agreement constitutes, and each of the Escrow Note and the Termination Note, when delivered, will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.
         5.04. NO VIOLATION. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound;
(b) violate any provision of Buyer's Certificate of Incorporation or Bylaws;
(c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.
         5.05. PROFESSIONAL FEES. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such a commission or fee.
         5.06. CONSENTS AND APPROVALS. Buyer has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer.
         5.07. FULL DISCLOSURE. Neither this Agreement, nor any certificate or other instrument or document furnished or to be furnished by Buyer to Sellers pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

                                  ARTICLE VI
                      COVENANTS AND AGREEMENTS OF SELLERS
     Sellers agree that from the date hereof until the Closing, and thereafter if so specified, they will, and will cause the Company to, fulfill the following covenants and agreements unless otherwise consented to by Buyer in writing:
         6.01.   CONDUCT OF BUSINESS PENDING THE CLOSING.
                 (a) Sellers and the Company will take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of the Company, to preserve the business organizations of the Company intact, to keep available to Buyer the Company's officers and employees, and to preserve for Buyer the present relationships of the Company with its suppliers and customers and others having business relationships with it.
                 (b) Sellers and the Company will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any contract, commitment or obligation of the Company, or any breach of any representation, warranty, covenant or agreement made by Sellers herein.
                 (c) The Company will duly comply with all laws applicable to it and its respective business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.
                 (d) With respect to the Company, Sellers and the Company will not (i) grant any increase in the wages or salary of any Officer, employee or agent of the Company, except normal wage or salary increases for employees (other than officers and other management employees) in the ordinary course of business and consistent with past practice; (ii) by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent;
(iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.
                 (e) The Company will not terminate or modify any lease, license, permit, contract or other agreement to which it is a party, except to modify contracts in the ordinary course of business and the Company does intend to terminate certain non-competition agreements with Leo Krulitz, Mike Linn, Vince Cheatham, Boyd Jordan, Mark Russell, and Rob Saunders.
                 (f) The Company will not mortgage, pledge or subject to lien or any other encumbrance, any of the Company's assets.
                 (g) The Company will not enter into any transaction involving more than $25,000 or a commitment extending more than six months.
                 (h) The Company will not declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities, except as otherwise permitted or required by this Agreement.
                 (i) Sellers and the Company will not directly or indirectly (through a representative or otherwise) solicit or furnish information to any prospective acquirors, commence negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company's capital stock or assets or any part thereof, or involving the merger, consolidation or combination of or share exchange with any other entity.
                 (j) The Company will not enter into any transaction outside the ordinary course of business.
                 (k) The Company will not enter into any agreement to do any of the foregoing.

         6.02.   ACCESS; FURTHER ASSURANCES.
                 (a) After the execution of this Agreement and continuing until the Closing, Sellers shall cause the Company to permit Buyer and its counsel, accountants, engineers and other representatives full access during normal business hours to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to the Company and will furnish Buyer and its representatives during such period with all such information concerning the Company's affairs and such copies of such documents relating thereto, as Buyer or its representatives may reasonably request.
                 (b) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm
Buyer's title to, the Shares, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto. In addition, the Sellers and the Company will take all such other action as may be reasonably requested by Buyer in order to facilitate Buyer's favorable tax treatment with respect to the transactions contemplated by this Agreement; provided that such actions do not create or result in any adverse tax consequences or other material costs to the Sellers.
         6.03. SCHEDULES. Sellers shall have the continuing obligation to supplement or amend promptly the Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules.
         6.04. CONFIDENTIALITY. Without the written consent of the Buyer, Sellers will not disclose to any other person not an employee of either the Company or Buyer (or a person otherwise involved in the carrying out of the transactions contemplated by this Agreement), nor make any public announcement of, the transactions contemplated by this Agreement prior to the Closing.
         6.05. TAXES. Sellers will be responsible for, and hereby agree to assume and pay, all sales and similar taxes which may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Shares.
         6.06. CONSENTS AND APPROVALS. Sellers shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of the Company to carry out the transactions contemplated in this Agreement.
         6.07. EMPLOYEES. Prior to the Closing Date, Sellers shall cause the Company to terminate Leo Krulitz, Vince Cheatham, Boyd Jordon, and Flora Anderson (collectively, such individuals are hereinafter referred to as the "Saunders Management Team"). Notwithstanding the foregoing, Sellers agree to cause the Saunders Management Team to remain as consultants to the Company for thirty (30) days after the Closing at no cost to the Buyer or the Company. The compensation costs of the Saunders Management Team for such additional period of time shall be funded by the severance payments made to the Company's officers pursuant to Section 2.02(a), and such payments shall be made to the Saunders Management Team in accordance with the Company's normal payment policies and pay periods.
         6.08.   NON-COMPETITION.
                 (a) Each Seller (except for W. Michael Linn) absolutely and unconditionally covenants and agrees with the Buyer that, from the period commencing on the Closing Date and continuing for a period of five years following the Closing Date, each Seller will not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor, lender or in any other capacity, compete with the business of the Buyer in the continental United States. For purposes of this Agreement, "compete with the business of the Buyer" shall mean providing financial services to the trucking industry, including but not limited to fuel tax reporting, in-cab communications, funded fuel, transportation licenses and permits, emergency breakdown services or wire or other cash forwarding operations.
                 (b) It is expressly understood, acknowledged and agreed by each Seller (i) that the restriction contained in Section 6.08(a) of this Agreement represents a reasonable and necessary protection of the legitimate interests of the Buyer and that his failure to observe and comply with his covenants and agreements in that paragraph will cause irreparable harm to the Buyer; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by the Seller will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights or remedies which the Buyer may have in the event of any breach of Section 6.08(a), the Buyer shall be entitled, and is expressly and irrevocably authorized by each Seller, to demand and obtain specific performance, including, without limitation, temporary and permanent injunctive relief and all other appropriate equitable relief against such Seller in order to enforce against such Seller the covenants and agreements contained in that Section of this Agreement.
                 (c) If any court of competent jurisdiction shall at any time deem the duration of the restriction contained in Section 6.08(a) of this Agreement to be too lengthy or the scope thereof to be to broad, the restrictive time period shall be deemed to be the longest period permissible by law, and the scope shall be deemed to comprise the broadest scope permissible by law. The parties hereby agree that such court may modify the objectionable provision so as to make it valid, reasonable and enforceable and agree to be bound by the terms of such provision, as modified by the court.

                                  ARTICLE VII
                       COVENANTS AND AGREEMENTS OF BUYER
         Buyer agrees that from the date hereof until the Closing, unless otherwise consented to by Sellers in writing, it will fulfill the following covenants and agreements:

         7.01.   CONFIDENTIALITY.
                 (a) In the event the transactions contemplated by this Agreement are not consummated, for any reason, Buyer promptly will return to the Company all records and information provided to Buyer from the Company (including any analysis based primarily on information provided to them by Buyer) and Buyer will treat all such records and information as confidential.
                 (b) Buyer will not disclose to any other person not an employee of either the Company or Buyer (or a person otherwise involved in the carrying out of the transactions contemplated by this Agreement), nor make any public announcement of, the transactions contemplated by this Agreement prior to the Closing.
         7.02 ACCESS. From and after the Closing Date, Buyer and the Company shall provide to Sellers (and their accountants, counsel or other representatives), upon reasonable request of any Seller, at such reasonable times during normal business hours, all reasonable assistance of personnel of the Buyer and the Company and all access to the Company's books and records as such Seller may reasonably request in connection with (i) the preparation, filing or audit of the federal, state, local or foreign income or other tax returns of a Seller, or with respect to any dispute, refund, claim or litigation relating to those returns and any taxes due pursuant to those returns, (ii) initiation, prosecution or defense of any litigation by any Seller or (iii) compliance by any Seller with any legal or regulatory obligation. Buyer and the Company shall make such records available to the Sellers for a period of not less than four years from the Closing Date.

                                  ARTICLE VIII
                       CONDITIONS TO BUYER'S OBLIGATIONS
         All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:
         8.01.   REPRESENTATIONS AND WARRANTIES TRUE; OBLIGATIONS PERFORMED.
                 (a) The representations and warranties of the Sellers, set forth or referred to in this Agreement, shall be true and correct in all respects as of the date of the Agreement and as of the date of Closing with the same effect as though all such representations and warranties had been made on and as of the date of Closing, except for (i) any change in the representations and warranties of the Sellers that are expressly contemplated by or provided for under this Agreement, and (ii) any breach of the representations and warranties of Sellers that, individually or in the aggregate, does not have a Material Adverse Effect on the Company (as defined in Section 8.05 below). Sellers' certificate delivered to Buyer pursuant to Section 3.02(b)(ii) shall contain a description of any breaches of the Sellers' representations and warranties.
                 (b) Notwithstanding the foregoing, Buyer's obligation to close hereunder will not constitute a waiver of Buyer's right and Sellers' obligation that the representations and warranties be true and correct and that the other closing conditions set forth in Article VIII be met in their entirety, and following the Closing, Buyer shall retain all rights and remedies under Article X hereto.

         8.02. OPERATING RESULTS. The Contribution to Overhead (as efined below) in September and October, 1993 shall be equal to, or greater than, an average of $200,000 per month, excluding the extraordinary expense items not incurred in the ordinary course of business. Monthly Contribution to Overhead shall mean Net Revenues of the Company minus divisional Operating Expenses of the Company calculated in a manner consistent with the Contribution to Overhead calculation for the six months ended June 30, 1993 (as corrected) and the eight months ended August 31, 1993, previously furnished to Buyer without any adjustment by Buyer.
         8.03. CUSTOMERS. The Company shall not have sustained a net loss in September or October, 1993 of Customers representing greater than $75,000 of overall monthly revenues of the Company, exclusive of any loss of Customers to Buyer.
         8.04. DISCLOSURE. Special counsel to Buyer, the identity of which shall be acceptable to Buyer and the Agents and the expenses of which shall be borne equally by Buyer and Sellers, shall have advised the Buyer in writing that, in the opinion of such special counsel, the Sellers have breached the first sentence of Section 4.29 of the Agreement and that such breach was accompanied by actual knowledge by the Sellers of the untrue statement or omission of material facts alleged by Buyer to give rise to a violation by Sellers of the first sentence of Section 4.29 of the Agreement.
         8.05. ASSETS AND LIABILITIES. There shall not have occurred any change in the Net Assets of the Company that, individually or in the aggregate, has a Material Adverse Effect on the Company (as defined below). For purposes of this Agreement,

"Net Assets" shall mean, with respect to any given balance sheet of the Company, total assets minus total liabilities. For purposes of Sections 8.01(a) and this Section 8.05, "Material Adverse Effect on the Company" shall mean an event, change, or occurrence which either alone or when aggregated with other events,changes and occurrences has resulted, or might reasonably be expected to result, in a reduction in the Net Assets of the Company of $2,000,000 or more, as compared, in each such case, to the amounts reflected in the balance sheet of the Company dated August 31,1993 or the balance sheet of the Company dated September 30, 1993, in each case prepared in accordance with generally accepted accounting principles, consistently applied.
         8.06. OPINION OF COUNSEL FOR SELLERS. Buyer shall have received an opinion of the Sellers' counsel, Bradley, Arant, Rose & White and/or Booth, Wade & Campbell, dated the Closing Date, in form and substance satisfactory to Buyer's counsel, Stokes & Bartholomew, P.A. (a final draft of which shall have been furnished to Buyer's counsel not less than three days before the Closing) (the opinion of Sellers' counsel may rely upon a factual certificate from an officer of the Company), to the effect that:
                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to carry out the transactions contemplated hereby and to carry on its business as presently conducted.
                 (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the power and authority to carry on its business as presently conducted (this opinion may come from the Company's in-house counsel).
                 (c) The authorized capital stock of the Company consists solely of 9,000,000 shares of which 4,000,000 shares, $.01 par value per share, are Preferred Stock and of which 5,000,000 shares, $.10 par value per share, are Common Stock. With respect to the authorized Preferred Stock of the Company, 425,000 shares have been designated as Series A Convertible Preferred Stock, $.01 par value per share, and 3,000,000 shares have been designated as Series B Convertible Preferred Stock, $.01 par value per share. The issued and outstanding capital stock of the Company, all of which are owned by the Sellers, consists solely of 913,250 shares of Common Stock, 425,000 shares of Series A Convertible Preferred Stock and 1,784,998 shares of Series B Convertible Preferred stock. There are no other shares of capital stock or other securities of the Company outstanding. The Company owns all of the outstanding capital stock of each of the Subsidiaries. There are no outstanding options, warrants or rights to purchase or acquire any securities of the Company or any Subsidiary, and no securities of the Company or any Subsidiary are reserved for issuance for any purpose; and to the best knowledge of such counsel, after reasonable investigation, there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company or any of the Sellers is a party or by which either is bound relating to any shares of capital stock or other securities of the Company or any Subsidiary.
                 (d) This Agreement has been duly executed and delivered by, and is a valid and binding obligation of, each Seller, subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally, and subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be bought.
                 (e) Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, or compliance with and fulfillment of the terms and provisions hereof will conflict with or result in the breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or the Bylaws of the Company or any Subsidiary of the Company or, based on a certificate furnished such counsel by the Company, any agreements to which the Company, any Subsidiary or any Seller is a party or by which any of them is bound or any laws or regulatory provisions which are known to such counsel to be applicable to any of them.
                 (f) Except as set forth in Schedule 4.15, and based upon a certificate furnished such counsel by the Company, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting the Company or any Subsidiary or the transactions contemplated by this Agreement, at law or in equity or before or by and federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.
                 (g) Sellers and the Company have obtained all consents, approvals, authorizations or orders or third parties, including governmental authorities, necessary for the consummation of the transactions contemplated hereby.

         8.07. CONSENTS AND APPROVALS. Buyer shall have received from the Sellers executed counterparts of the consents referred to in Section 4.27 hereof and all other consents (the lack of receipt of which should not prevent the Buyer from consummating the transactions contemplated hereby) required for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance satisfactory to Buyer. Buyer shall not be obligated to buy any of the Shares hereunder unless it buys all of the Shares.
         8.08. LITIGATION. Except as set forth in Schedule 4.15, and exclusive of any proceeding instituted after the date hereof under any "sale of checks" act, on the date of the Closing, neither the Company nor any Subsidiary nor any Seller shall be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined is reasonably likely, in the opinion of Buyer, to have a material adverse effect upon the Company, any Subsidiary, Buyer or the transactions contemplated hereby; and there shall be no lawsuits pending against the Company, any of the Sellers or Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.
         8.09.   MAXIMUM REDUCTION OF PURCHASE PRICE UNDER CERTAIN SECTIONS.
If the Post-Closing Exceptions are equal to or greater than $2,000,000, then Buyer shall not be obligated to consummate the transactions contemplated hereby.
         8.10. CONSENT OF SENIOR LENDERS. Buyer's senior lenders shall not have failed after good faith application by the Buyer to give their consent required for the consummation of the transactions contemplated hereby.

                                   ARTICLE IX
                       CONDITIONS TO SELLERS' OBLIGATIONS
         All obligations of Sellers under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:
         9.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true in all material respects when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.
         9.02. PERFORMANCE. Buyer shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be so complied with or performed.
         9.03. OFFICER'S CERTIFICATE. Buyer shall have delivered to Sellers a Certificate of the Vice President of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.01 and 9.02 hereof.
         9.04. OPINION OF COUNSEL FOR BUYER. Sellers shall have received an opinion of Buyer's counsel, Stokes & Bartholomew, P.A., dated the Closing Date, in form and substance satisfactory to Sellers' counsel, Bradley, Arant, Rose & White (a final draft of which shall have been provided to Sellers' counsel not less than three days before the Closing), to the effect that:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.
                 (b) This Agreement has been duly executed and delivered by, and is a valid and binding obligation of, Buyer subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally and subject to equitable defenses and to the discretion of the Court before which any proceeding therefor may be brought.
                 (c) Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the fulfillment of the terms and provisions hereof will conflict with or result in the breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or the Bylaws of Buyer or any agreement or instrument known to such counsel to which Buyer is a party or by which it is bound.
         9.05. MAXIMUM REDUCTION OF PURCHASE PRICE UNDER CERTAIN SECTIONS. If, pursuant to Section 2.03 of this Agreement, (i) the reductions in the cash portion of the Purchase Price to be paid to Sellers required by Buyer hereunder aggregate more than $1,000,000, or (ii) the cumulative amount of the reduction in the cash portion of the Purchase Price, plus the principal amount of the Escrow Note, exceeds $2,000,000, Sellers shall not be obligated to consummate the transactions contemplated hereby.

                                   ARTICLE X
                                INDEMNIFICATION
         10.01.  INDEMNIFICATION BY SELLERS.  Subject to Sections 10.04 and
10.05 hereof, Sellers, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer, the Company, the Subsidiaries, each fiduciary of Buyer's employee benefit plans and each of Buyer's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Buyer's Indemnified Persons") and shall reimburse Buyer's Indemnified Persons for, from and against each claim, loss, liability, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:
                 (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of any Seller contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer pursuant hereto.
                 (b) Any tax liability of the Company not previously paid, or for which adequate reserves have not been established in the consolidated balance sheet of the Company as of September 30, 1993, which may at any time be asserted or assessed against it for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such tax liability shall have been disclosed to Buyer at or prior to the Closing).

                 (c) Any cost, expense or liability incurred by the Company in connection with any pollution of the soil or ground water of, or originating from, any parcel of real property owned, leased or used by the Company which exists on the Closing Date (regardless of whether the possibility of such cost or expense shall have been disclosed to Buyer at or prior to the Closing). The term "pollution" shall include any substance subject to any federal, state, local or other law, rule, regulation or governmental regulation of any kind, and the rules, regulations and orders promulgated thereunder, or any other substance which constitutes a nuisance or hazard to the environment or to the public health, safety or welfare.
                 (d) Any and all liabilities or obligations of any Seller to the Company arising outside of this Agreement.
                 (e)      Any other Loss incidental to any of the foregoing.
         10.02. INDEMNIFICATION BY BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Sellers, and shall reimburse Sellers for, from and against Losses directly or indirectly relating to, resulting from or arising out of:
                 (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by Buyer contained herein or in any certificate, document or instrument delivered to Sellers pursuant hereto.
                 (b)      Any other Loss incidental to the foregoing.
         10.03.  PROCEDURE.
                 (a) The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 10.01, 10.02 or

10.05 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and the Sellers shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.
                 (b) Notwithstanding any provision contained herein to the contrary, neither Sellers nor Buyer shall have any obligation to indemnify or to reimburse the other pursuant to Section 10.01 or 10.02 except to the extent that the obligations to the other hereunder exceed in the aggregate $125,000, in which event the indemnifying party shall reimburse the indemnified party for all Losses exceeding $125,000.
         10.04. BUYER'S REMEDY OF OFFSET AGAINST ESCROW NOTE. At any time, or from time to time, when Buyer is entitled to indemnification from Sellers (except for indemnification for the breach of the representation and warranty contained in Section 4.01 and for the matters addressed in Section 10.05), the sole remedy of Buyer shall be to offset the amount of Losses incurred by it as a result of such breach against the then outstanding balance of the Escrow Note held by the Agents. In the event of a claim by Buyer that a Seller has breached the representation and warranty in Section 4.01, then in addition to Buyer's right to set-off against the Escrow Note, such Seller shall be severally liable to Buyer for any Loss sustained by Buyer; provided, however, that such additional liability shall be limited to such Seller's portion of the Purchase Price. Each Seller agrees that the Agents shall be authorized to agree to set-offs against the Escrow Note on their behalf.
         10.05   INDEMNIFICATION IN CERTAIN CASES.   (a) John R. Saunders,
Harris Saunders, Jr. and JYW, Inc. (collectively, the "Indemnifying Sellers"), jointly and severally, agree to indemnify and hold harmless the Buyer's Indemnified Persons from and against any Losses resulting from, or arising out of (i) any cost, expense or liability incurred by the Company or Buyer in connection with any pollution (as defined in Section 10.01(c)) of the soil or groundwater of, or originating from, the Company's Newberry, South Carolina real property, (ii) the lost Eugene C. Griffith $458,500 promissory note, and (iii) any cost, expense or liability incurred by the Company or Buyer from dealings with Joseph H. Pulliam ("Pulliam"), relating to the Company's obligations to Pulliam under that certain Release and Settlement Agreement among Pulliam, the Company and Cash Control Corporation, dated October 15, 1990, and the redemption of Pulliam's Shares by the Company, which redemption the parties contemplate may occur immediately after the Closing.
                 (b) Notwithstanding any provision contained herein to the contrary, the Indemnifying Sellers shall not have any obligation to indemnify or to reimburse the Buyer's Indemnified Persons pursuant to Section 10.05(a)(i) except to the extent that the obligations thereunder exceed in the aggregate $200,000, in which event the Indemnifying Sellers shall reimburse the Buyer's Indemnified Persons for all Losses exceeding $200,000. Losses below $200,000 shall be offset against the Escrow Note pursuant to Section 10.04.

                                   ARTICLE XI
                          SURVIVAL OF REPRESENTATIONS
         11.01. SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party hereto, and except for the representation and warranty contained in
Section 4.12 of this Agreement, all representations and warranties shall expire on the second anniversary of the Closing Date. The representation contained in
Section 4.12 of this Agreement and the agreements made in Section 10.05 shall expire on the third anniversary of the Closing Date.
         11.02. STATEMENTS AS REPRESENTATIONS. All statements contained in any certificate, Schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties for all purposes of this Agreement.
         11.03. REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

                                  ARTICLE XII
                            TERMINATION OF AGREEMENT
         12.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:
             (a)  By mutual agreement of Sellers and Buyer.
             (b) By Buyer, if there has been a material ("material" for purposes of representations and warranties in this Section 12.01(b) is the standard set forth in Section 8.05 hereof) violation or breach by the Sellers of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article VIII hereof have not been satisfied by the Closing or have not been waived in writing by Buyer.
             (c) By Sellers, if there has been a material violation or breach by the Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in





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
writing, or if any of the conditions (other than Section 9.05) set forth in
Article IX hereof have not been satisfied by the Closing or have not been waived in writing by Sellers.
                 (d) By either Buyer or Sellers if the transactions contemplated by this Agreement shall not have been consummated on or before December 31, 1993.
                 (e) By either Buyer or the Sellers if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.
         12.02.  EFFECT OF TERMINATION.
                 (a) In the event of the termination of this Agreement as provided in Section 12.01, there shall be no further liability or obligation on the part of the Buyer except as set forth in subparagraph (b) of this Section 12.02.
                 (b) If the Sellers shall terminate this Agreement pursuant to Section 12.01(c), the Buyer shall promptly pay Sellers liquidated damages in the amount of $2,000,000. Such parties hereto agree that such liquidated damages are an estimate in good faith of such parties' actual damages and do not constitute a penalty. To secure such obligation to pay such liquidated damages, Buyer has delivered its demand promissory note in the form of Exhibit B hereto (the "Termination Note") to SouthTrust Bank of Alabama, National Association ("SouthTrust"). If the Agents and Buyer agree on the release of the Termination Note or if the

Arbitrator decides that the Termination Note should be released, then SouthTrust shall release the Termination Note to the Agents and the Agents may make demand on and will immediately be paid the indebtedness evidenced by the Termination Note of Buyer. At the time this Agreement is executed, SouthTrust, Buyer and Sellers shall enter into an escrow agreement (the "Escrow Agreement"), in the form of the Escrow Agreement attached hereto as Exhibit C.
                 (c) Notwithstanding the foregoing, in the absence of fraud or willful breach on the part of Sellers, or on the part of Buyer, then Sellers will not have any liability to Buyer, or Buyer shall not have any liability to Sellers, as the case may be, under this Agreement, if Sellers or Buyer terminate this Agreement pursuant to Section 12.01. For purposes of this Agreement, it is understood and agreed that a willful breach on the part of the Buyer will have occurred if Buyer fails at the Closing to consummate the transactions contemplated by this Agreement and its failure is not accompanied by a failure of one of the conditions set forth in Article VIII hereof and the Buyer is not otherwise entitled to terminate this Agreement pursuant to Section 12.01(b).
         12.03. SPECIFIC PERFORMANCE. Sellers and Buyer acknowledge that the rights of the parties hereto to consummate the transactions hereby are special, unique, and of extraordinary character and that in the event any of the Sellers or Buyer, as the case may be, violate or fail and refuse to perform any covenant made by it or him herein, Buyer or Sellers, as the case may be, may be without adequate remedy at law. Each party hereto agrees, therefore, that in the event that it or he violates any covenant made by it or him herein which it or he has the reasonable ability to perform, Buyer or Sellers, as the case may be, may, at its or his election, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant. In the event that Buyer or Sellers, as the case may be, institute such proceedings prior to the termination and abandonment of this Agreement pursuant to Section 12.01 immediately above, then notwithstanding any provision of any such section, this Agreement shall be terminated and abandoned thereafter only (a) by mutual written agreement of Buyer and Sellers or (b) after a final judgment or order is entered in such action or in any appeal therefrom denying specific performance to the plaintiff in such action or dismissing or discontinuing such action without the granting of such relief (and such judgment or order is not then subject to appeal) or such action or an appeal therefrom is dismissed or discontinued voluntarily with prejudice by Buyer or Sellers, as the case may be, in such action or by agreement of the parties thereto without the granting of such relief.

                                  ARTICLE XIII
                                 MISCELLANEOUS
         13.01.  EXPENSES.  All fees and expenses incurred by Sellers, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Sellers and all fees and expenses incurred by Buyer, including, without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer.

         13.02.  ASSIGNABILITY; PARTIES IN INTEREST.
                 (a) Buyer may assign any and all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Buyer, and Buyer shall advise Sellers of any such assignment and shall designate such party as the assignee and transferee of the securities purchased. Any such assignee shall assume all of Buyer's duties, obligations and undertakings hereunder, but the assignor shall remain liable thereunder.
                 (b) Seller may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Buyer.
                 (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.
         13.03. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.
         13.04. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.
         13.05. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.
         13.06. NOTICES. All notices, request, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         If the Sellers:

         Harris Saunders, Jr., Chairman


         Saunders, Inc.
         Building One, Third Floor
         2801 Highway 280 South
         Birmingham, Alabama  33223

         With copies to:

         John Y. Williams
         Grubb & Williams, Ltd.
         1790 The Lenox Building
         3399 Peachtree Road
         Atlanta, Georgia  30326

         and

         C. Larimore Whitaker, Esq.
         Bradley, Arant, Rose & White
         1400 Park Place Tower
         2001 Park Place
         Birmingham, Alabama  35203

         If the Buyer:

         Comdata Holdings Corporation
         ATTN:  George L. McTavish
         5301 Maryland Way
         Brentwood, Tennessee  37027

         With a copy to:

         Carter R. Todd, Esq.
         Stokes & Bartholomew, P.A.
         424 Church Street, Suite 2800
         Nashville, Tennessee  37219

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
         13.07. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of law rules.
         13.08. BIRMINGHAM OFFICE LEASE. Mr. Harris Saunders, Jr., individually and without limitation, agrees to hold Buyer harmless for any reduction by Buyer in space utilized in the Protective Insurance Company Building, up to all such space on reasonable notice by Buyer to Mr. Saunders of any such space reductions.
         13.09. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Buyer, and each of Sellers. All such executed counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by each of the Sellers on the date first above written.
                                     BUYER:

                          COMDATA HOLDINGS CORPORATION


                                             By: /s/ S.F. McNeil
                                                 ---------------------------

                                             Title: Chairman and CEO
                                                    ------------------------

                                    SELLERS:


                                    /s/ John Robert Saunders
                                    ----------------------------------
                                        John Robert Saunders

                                    /s/ Harris Saunders, Jr.
                                    -----------------------------------
                                        Harris Saunders, Jr.

                                    /s/ William Michael Linn
                                    /s/ by Harris Saunders, Jr., Atty in J.
                                    ----------------------------------
                                        William Michael Linn

                                    /s/ Harris Saunders, Jr.
                                    /s/ Mrs. William Michael Linn
                                    -------------------------------------
                                        Mrs. William Michael Linn

                                    /s/ Elizabeth Saunders Linn
                                    -------------------------------------
                                        Elizabeth Saunders Linn

                                    /s/ Elizabeth Saunders Linn
                                    --------------------------------------
                                        Elizabeth Saunders Linn
                                             Custodian for
                                        William Michael Linn, Jr.
                                        Alexander Saunders Linn
                                        Andrew Garrison Linn, and
                                            Julius Beckett Linn

                                    /s/ Jean R. Saunders, Trustee
                                    --------------------------------------
                                        Jean R. Saunders, Trustee under
                                   that certain Trust dated February 16, 1967
                                              for the benefit of
                                      the children of Harris Saunders, Jr.

                             SELLERS:

                             Westward Capital B.V.
                             ---------------------
                             by:Rene D.E. deu Hertop
                             Manager
                             ----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------
                             -----------------------

                             SELLERS:

                             JYW, INC.
                             ------------------------
                             By: /s/ John Y. Williams
                             ------------------------
                             Name: John Y. Williams
                             ------------------------
                                   President
                             ------------------------
                                   JYW, Inc.
                             ------------------------
                             ------------------------
                             ------------------------
                             ------------------------
                             ------------------------
                             ------------------------
                             ------------------------
                             ------------------------
                             ------------------------

                             SELLERS:

                             Grubb & Williams, Ltd.
                             -------------------------------------
                             By: GW Partners, Ltd. General Partner
                             -------------------------------------
                             By: JYW Inc. General Partner
                             -------------------------------------
                             By: John Y. Williams
                             -------------------------------------
                             Name: John Y. Williams
                             -------------------------------------
                             Title: President
                             -------------------------------------
                             -------------------------------------
                             -------------------------------------
                             -------------------------------------
                             -------------------------------------
                             -------------------------------------
                             -------------------------------------
                             -------------------------------------

                             SELLERS:

                             GW Investments, Ltd.
                             ------------------------------
                             By: JYW, Inc., General Partner
                             ------------------------------
                             By: /s/ John Y. Williams
                             ------------------------------
                             Name: John Y. Williams
                             ------------------------------
                                   President
                             ------------------------------
                             ------------------------------
                             ------------------------------
                             ------------------------------
                             ------------------------------
                             ------------------------------
                             ------------------------------
                             ------------------------------
                             ------------------------------
                             ------------------------------